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Exhibit 10.17

CREDIT FACILITY AGREEMENT

        This CREDIT FACILITY AGREEMENT ("Agreement") is entered into as of March 10, 2009, by and between Robert R. McEwen ("Lender") and US Gold Corporation, a Colorado corporation ("Borrower").

RECITALS

        Borrower wishes to obtain credit from time to time from Lender, and Lender desires to extend credit to Borrower. This Agreement sets forth the terms on which Lender will advance credit to Borrower, and Borrower will repay the amounts owing to Lender.

AGREEMENT

        The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

        1.1    Definitions.    As used in this Agreement, the following terms shall have the following respective definitions:

        "Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility.

        "Lender Expenses" means Lender's reasonable attorneys' fees and expenses incurred in enforcing the terms of this Agreement.

        "Change in Control" shall mean a transaction in which (i) any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) who or that was not, prior to such transaction, the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of such Borrower, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of such Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction; (ii) the Borrower is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation shall be owned in the aggregate by the former stockholders of the Borrower, as the same shall have existed immediately prior to such merger or consolidation, or (iii) the Borrower sells more than 75% of its assets to another corporation which is not a wholly owned subsidiary.

        "Closing Date" means the date of this Agreement.

        "Credit Extension" means each Advance and any other extension of credit by Lender for the benefit of Borrower hereunder.

        "Daily Balance" means the amount of the Obligations owed at the end of a given day.

        "Event of Default" has the meaning assigned thereto in Article 7.

        "Insolvency Proceeding" means any proceeding commenced before a court of competent jurisdiction under any provision of the United States bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors or proceedings seeking reorganization, arrangement, or other relief.

        "Obligations" means all principal, interest and other amounts owed to Lender by Borrower pursuant to this Agreement or the Promissory Note whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

        "Prime Rate" means the variable rate of interest, per annum, that appears in The Wall Street Journal.

        "Promissory Note" means the Revolving Credit Master Note executed by Borrower in favor of Lender in the face amount of Five Million Dollars ($5,000,000) and in the form attached hereto as Exhibit A.

        "Revolving Facility" means the facility under which Borrower may request Lender to issue Advances, as specified in Section 2.1(a) hereof.

        "Revolving Line" means a credit extension of up to Five Million Dollars ($5,000,000).

        "Revolving Maturity Date" means the day 15 months after the Closing Date except in the event of a Change in Control in which event the "Revolving Maturity Date" shall mean the closing date of the transaction giving rise to the Change in Control. Borrower may request, and Lender may approve, a renewal of Revolving Line.

2.    LOAN AND TERMS OF PAYMENT.

        2.1    Credit Extensions.    Borrower promises to pay to the order of Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all outstanding Credit Extensions made by Lender to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof and the Promissory Note.

          (a)    Revolving Advances.

              (i)  Subject to and upon the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line. Advances requested by Borrower shall be a minimum amount of $100,000. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

             (ii)  Whenever Borrower desires an Advance, Borrower will notify Lender no later than 10 business days before the Advance is to be made. Lender will deposit the Advance in such deposit account as designated by Borrower.

        2.2    Interest Rates, Payments, and Calculations.

          (a)    Interest Rates.    Except as set forth in Section 2(b), the Advances shall bear interest, on the Daily Balance thereof, at a rate equal to five percent (5%) above the Prime Rate; provided, however, that at no time shall the rate be greater than that permitted by Colorado law.

          (b)    Default Rate.    Upon the occurrence of an Event of Default, all Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to two (2) percentage points above the interest rate applicable immediately prior to the occurrence of such Event of Default.

          (c)    Payments.    Interest accrued on Advances shall be paid quarterly in arrears on the first day of each January, April, July, and October until the Revolving Maturity Date. All Advances plus unpaid accrued interest thereon shall be due and payable on the Revolving Maturity Date. In addition, Borrower shall make quarterly payments of the Standby Fee as set forth in Section 2.3.

          (d)    Computation.    In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Promissory Note shall be computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty-day months for the actual number of days elapsed.

        2.3    Standby Fee.    In addition to amounts set forth in Section 2.2 above, Borrower shall pay to Lender an annual standby fee ("Standby Fee") equal to 1% of the unused portion of the Revolving Line. The unused portion of the Revolving Line shall be equal to the Revolving Line less the average Daily Balance for the applicable time period. The Standby Fee shall be calculated on the basis of a three hundred sixty (360) day year applied to the actual number of days on which there exists any unused portion of the Revolving Line. The Standby Fee shall be paid quarterly in arrears on the first day of each January, April, July, October and on the Revolving Maturity Date.

        2.4    Term.    This Agreement shall become effective on the Closing Date and, subject to Section 11.1, shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.    CONDITIONS OF ADVANCES OR CREDIT EXTENSIONS.

        3.1    Conditions Precedent to Initial Credit Extension.    The obligation of Lender to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

          (a)   this Agreement;

          (b)   the Promissory Note; and

          (c)   such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

        3.2    Conditions Precedent to all Credit Extensions.    The obligation of Lender to make each Credit Extension, including the initial Credit Extension, is further subject to the representations and warranties contained in Section 4 being true and correct in all material respects on and as of the Closing Date and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing or would exist as a result of giving effect to such Credit Extension.

4.    REPRESENTATIONS AND WARRANTIES.

        Borrower represents and warrants as follows:

        4.1    Due Organization and Qualification.    Borrower is a corporation duly existing under the laws of its state of incorporation and is qualified or licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

        4.2    Due Authorization; No Conflict.    The execution, delivery and performance of this Agreement are within Borrower's powers, have been duly authorized by all necessary corporate or other action on the part of such Borrower and are not in material conflict with nor constitute a material breach of, any provision contained in such Borrower's Articles of Incorporation or Bylaws.

        4.3    Full Disclosure.    No representation, warranty or other statement made by Borrower contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

5.    AFFIRMATIVE COVENANTS.

        Borrower shall do all of the following:

        5.1    Good Standing.    Borrower shall maintain its corporate or other existence in good standing in its jurisdiction of incorporation or other formation and maintain qualification or licensing in each jurisdiction in which it is required under applicable law.

        5.2    Further Assurances.    At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

        5.3    SEC Filings.    The Borrower shall timely file all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) of the Exchange Act, and applicable rules of the New York Stock Exchange Alternext and the Toronto Stock Exchange.

6.    NEGATIVE COVENANTS.

        Unless otherwise consented to in writing by Lender, Borrower will not do any of the following:

        6.1    Change in Business; Change in Control.    Engage in any business other than the businesses currently engaged in by such Borrower and any business substantially similar or related thereto (or incidental thereto); cease to conduct business substantially in the manner conducted by such Borrower as of the Closing Date.

7.    EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an Event of Default under this Agreement:

        7.1    Payment Default.    If Borrower fails to pay, when due, any of the Obligations;

        7.2    Covenant Default.

          (a)   If Borrower fails to perform any obligation under Article 5 or violates any of the covenants contained in Article 6 of this Agreement; or

          (b)   If Borrower fails or neglects to perform or observe any other material term, provision, condition or covenant that is applicable to Borrower and is contained in this Agreement or the Promissory Note and, as to any default under such other term, provision, condition or covenant that can be cured, such Borrower has failed to cure such default within twenty (20) days following such Borrower's receipt of written notice thereof from Lender; provided, however, that, if such default cannot by its nature be cured within such 20-day period or cannot, after diligent attempts by such Borrower, be cured within such 20-day period and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default, but no Credit Extensions will be made.

        7.3    Insolvency.    If Borrower becomes insolvent, if an Insolvency Proceeding is commenced by Borrower or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal or stay of such Insolvency Proceeding); or

        7.4    Misrepresentations.    Any material misrepresentation or material misstatement by Borrower with respect to any warranty or representation set forth herein or in the Promissory Note.

8.    LENDER'S RIGHTS AND REMEDIES.

        8.1    Rights and Remedies.    Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

          (a)   Declare all Obligations immediately due and payable; or

          (b)   Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement;

        8.2    Remedies Cumulative.    Lender's rights and remedies under this Agreement shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on a Borrower's part shall be deemed a continuing waiver. No waiver by Lender or any Borrower shall be effective unless made in a written document signed on behalf of Lender or such Borrower, respectively, and then shall be effective only in the specific instance and for the specific purpose for which it was given.

        8.3    Demand; Protest.    Except as herein otherwise provided, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of accounts, documents, instruments, chattel paper and guarantees at any time held by Lender on which Borrower may in any way be liable.

9.    NOTICES.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (by express courier or otherwise), by facsimile or three days after being deposited in the United States mail, certified mail, return receipt requested, first class postage prepaid, as follows:

If to Lender:	Robert R. McEwen 99 George St., 3rd Floor Toronto, Ontario, M5A 2N4 Fax (647) 258-0408
If to the Borrower:	US Gold Corporation 99 George St., 3rd Floor Toronto, Ontario, M5A 2N4 Fax (647) 258-0408

10.    GOVERNING LAW.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

11.    GENERAL PROVISIONS.

        11.1    Repayment and Termination.    Notwithstanding anything contained herein to the contrary, Borrower may (without any prepayment obligation or other penalty) at any time terminate this Agreement by (a) repaying to Lender all outstanding Advances and all interest and Lender Expenses accrued through the date of payment and (b) agreeing that Lender has no further obligations to make any Credit Extensions to Borrower under this Agreement.

        11.2    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender's prior written consent, which consent may be granted or withheld in Lender's sole discretion.

        11.3    Time of Essence.    Time is of the essence for the performance of all obligations set forth in this Agreement.

        11.4    Severability of Provisions.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        11.5    Amendments in Writing, Integration.    This Agreement can not be amended or terminated orally. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement are merged into this Agreement.

        11.6    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LENDER:
/s/ ROBERT R. MCEWEN Robert R. McEwen
BORROWER: US GOLD CORPORATION
By:	/s/ PERRY ING
Name:	Perry Ing
Title:	CFO

 REVOLVING CREDIT MASTER NOTE

$5,000,000	Toronto, Ontario March 10, 2009

        FOR VALUE RECEIVED, the undersigned (hereinafter, the "Borrower") promises to pay to the order of Robert R. McEwen (hereinafter "Lender") in lawful money of the United States of America, the principal sum of Five Million Dollars ($5,000,000) (or so much thereof as has been Advanced hereunder from time to time) together with interest and fees thereon at the rate and upon the terms hereinafter provided. All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Facility Agreement between the parties of even date herewith (the "Credit Agreement"). The following terms shall apply to this Note.

RECITALS

        1.    Interest Rate.    For the period from the date of this Note until the date on which the entire principal balance outstanding is paid in full (at maturity, on acceleration or otherwise), interest shall accrue on the principal balance from time to time outstanding at a floating rate equal to five percent (5%) above the Prime Rate as published from time to time in the Wall Street Journal, provided however, that at no time shall the rate be greater than that permitted by Colorado law.

        2.    Standby Fee.    Borrower shall pay Lender a 1% annual standby fee ("Standby Fee") for the unused portion of principal. The unused portion of principal shall be equal to the Revolving Line less the average Daily Balance for applicable time period.

        3.    Calculation of Interest and Standby Fee.    Interest shall be computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty-day months for the actual number of days elapsed on which there exists an unpaid principal balance. The Standby Fee shall be calculated on the basis of a three hundred sixty (360) day year applied to the actual number of days on which there exists any unused portion of the Revolving Line.

        4.    Repayment.    Interest accrued on principal outstanding and the Standby Fee shall be paid quarterly in arrears on the first day of each January, April, July, and October until the Revolving Maturity Date. The entire amount of principal outstanding on the Revolving Maturity Date, together with all accrued unpaid interest thereon at the rates herein specified and any unpaid Standby Fees shall be paid on the Revolving Maturity Date.

        5.    Application of Payments.    All payments made hereunder shall be applied first to Lender Expenses or other sums owing the Lender, next to accrued and unpaid Standby Fees, next to accrued and unpaid interest, and then to principal.

        6.    Optional Prepayment.    Borrower may prepay this Note in whole or in part at any time or from time to time without penalty or additional interest.

        7.    Event of Default.    As used herein the term "Event of Default" shall mean (a) a failure to make any payment of any amount required to be paid pursuant to this Note on the date such payment is due under this Note; or (b) an Event of Default as such term is defined under the Credit Agreement.

        8.    Acceleration Upon Event of Default.    Upon the occurrence of an Event of Default, Lender may, at its option, in its sole and absolute discretion and without notice or demand: (i) declare the entire unpaid balance of principal plus accrued interest and any other sum payable hereunder immediately due and payable; or (ii) exercise any of Lender's rights or remedies as provided in the Credit Agreement.

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        9.    Default Interest Rate.    Upon the occurrence of an Event of Default, the rate of interest accruing on the disbursed unpaid principal balance shall automatically and without further action by Lender be increased by two percentage points (2%) above the rate of interest otherwise applicable, independent of whether Lender elects to accelerate the unpaid principal balance as a result of such default.

        10.    Interest Rate After Judgment.    If judgment is entered against Borrower on this Note, the amount of the judgment entered (which may include principal, interest, default interest, late charges, fees and costs) shall bear interest at the Default Rate as of the date of entry of the judgment.

        11.    Expenses of Collection.    Should this Note be referred to an attorney for collection, whether or not suit has been filed, Borrower shall pay all of Lender's actual costs, fees (including reasonable attorneys' fees) and expenses resulting from such referral.

        12.    Waiver of Protest.    Borrower hereby waives presentment, notice of dishonor and protest.

        13.    Waiver.    No failure or delay of the Lender hereof to insist upon the strict performance of any term, provision or agreement of this Note, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, provision or agreement or of any such breach or preclude the Lender hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, the Lender hereof shall not be deemed to have waived the right either to require prompt payment when due of all other amounts due under this Note, or to declare a default hereunder.

        14.    Notices.    All notices, consents, approvals, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be duly given if personally delivered, sent by facsimile or posted by U.S. registered or certified mail, return receipt requested

        15.    Binding Effect.    This Note shall be binding upon Borrower and its successors and assigns.

        16.    Governing Law.    This Note is made in and shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado.

        IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first written above.

BORROWER: US GOLD CORPORATION
By:	/s/ PERRY ING
Name:	Perry Ing
Title:	CFO

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CREDIT FACILITY AGREEMENT
RECITALS
AGREEMENT
REVOLVING CREDIT MASTER NOTE
RECITALS